Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Ingram Micro Holding Corporation of our report dated March 13, 2024, except for the effects of the revision to the consolidated financial statements as of and for the fiscal year ended December 30, 2023 discussed in Note 2, as to which the date is September 6, 2024, relating to the financial statements and financial statement schedule of Ingram Micro Holding Corporation (Successor), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

October 15, 2024